Exhibit 99.1

400 South LaSalle Street
Chicago, IL 60605
www.cboe.com
http://cboenews.com
http://ir.cboe.com
NEWS

CBOE HOLDINGS, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

AND INCREASE IN QUARTERLY DIVIDEND

CHICAGO, August 2, 2011 — CBOE Holdings, Inc. (NASDAQ: CBOE) today announced that its Board of Directors approved a share repurchase program that authorizes the company to purchase up to $100 million of its unrestricted common stock.

The Board also declared a quarterly dividend of $0.12 per share, reflecting a $0.02, or 20 percent, increase over the previous quarter’s dividend. The dividend is payable September 23, 2011 to stockholders of record on September 2, 2011.

“These actions reflect our confidence in the long-term growth of the company and our commitment to returning capital to stockholders,” said William Brodsky, Chairman and CEO of CBOE Holdings.  “Our strong balance sheet and healthy cash flow enable the company to return surplus cash to stockholders through dividends and share repurchases while continuing to invest in growth initiatives.”

The program permits the company to purchase shares through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. It does not obligate the corporation to make any repurchases at any specific time or situation. The timing and extent to which the company repurchases its shares will depend upon, among other things, market conditions, share price, liquidity targets, regulatory requirements and other factors.  Share repurchases may be commenced or suspended at any time or from time to time without prior notice.

As of August 2, 2011, CBOE Holdings had approximately 90.5 million shares of unrestricted common stock outstanding.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the C2 Options Exchange (C2), CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the AAA-rated OCC.

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Forward-Looking Statements

Certain information contained in this news release may constitute forward-looking statements, such as statements relating to projected amount of repurchased stock.  We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Media Contacts:		Investor Relations Contact:
Gail Osten	Gary Compton	Debbie Koopman
312.786.7123	312.786.7612	312.786.7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE®, CBSX® and CBOE Stock Exchange® are registered trademarks and SPXSM, BXMSM, BuyWriteSM, The Options InstituteSM, C2SM, C2 Options Exchange SM, and CBOE Futures ExchangeSM are service marks of CBOE.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by CBOE.

CBOE-F

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